EXHIBIT 6.16

SETTLEMENT AGREEMENT

A dispute is currently pending and exists between the parties to the Settlement Agreement (hereafter "Agreement").

The undersigned parties desire to fully and finally settle their differences with respect to the Litigation on the basis set forth herein. In view of the foregoing and in consideration of the following, it is hereby agreed as follows:

I.  DEFINITIONS.

It is hereby agreed among the undersigned that the following terms wherever so employed hereafter shall be intended to mean and include as follows:

         A. "Plaintiffs": DIPPY FOODS, INC., and its individual officers, directors and shareholders. The signature of the President of the DIPPY FOODS, Inc., if affixed hereto, shall constitute the express representation that the President has full corporate authority to execute the agreement by and on behalf of the Plaintiff, and each of its individual members.

         B. "Defendant": ALEXANDER DIAMOND

         C. "Release": agreement of each of the parties to this Agreement ("releasers") to fully and forever release and discharge the other parties to the Agreement for those claims identified in the release provisions of this Agreement.

         D. "Claims": any and all claims, demands, liens (both general and charging), agreements, contracts, covenants, promises, suits, any and all manner of action or actions, cause or causes of action, obligations, controversies, debts, attorneys' fees and costs, expenses, damages, judgments, penalties, fines, and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, respecting any and all claims specified in this Agreement, and notwithstanding Section 1542 of the California Civil Code.

which provides:

"A GENERAL RELEASE DOES NOT EXTEND TO THE CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR..."


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The term  "claims" as  hereinabove  defined shall include all such claims as are referred to in Civil Code Section 1542 and other comparable provisions or principles of state or federal law, or the common law. Each releaser knowingly and voluntarily waives the provisions of Section 1542 and any other comparable provisions or principles of the state or federal law, or the common law, and acknowledges and agrees that this waiver is an essential material term of this Agreement and the release provisions contained herein, as well as the definition of "claims," and that without such waiver this Agreement would not have been entered into. Each releaser understands and acknowledges the significance and consequence of the release of the "claims" as defined herein and the specific waiver of Section 1542 and all other comparable provisions or principles of state or federal law, or the common law.

         E. "Indemnity Claims": any and all claims for contribution, indemnity, contractual, or implied by law; equitable or legal, total or partial, as and to the extent such Contribution and indemnity claims could have been asserted by the releasers against the parties being released in connection with the dispute. Such claims include any and all consequential damages or other requested relief, including costs and attorneys' fees.

         F. "Other Definitions":

"CORPORATE MATERIALS" shall include all items listed in Exhibit A to this Agreement.

         G. Authority: Each PARTY warrants that the individual executing the Agreement has been duly authorized by the PARTY, with full corporate authority where necessary.

THE LITIGATION

The Litigation is currently pending in the Los Angeles County Superior Court for the State of California. The parties hereto covenant and agree not to commence or maintain further litigation with respect to claims made, or which could have been made, in the Litigation, except as specifically reserved in Section IV, below.

III.  RELEASE AGREEMENT

The parties hereto hereby and forever release all claims, including indemnity claims, against each other and their agents, employees, attorneys, and reinsures, including, but not limited to, any and all causes of action in law and equity, claims, suits, debts, liens, indemnities, obligations, promises, demands, liabilities, damages, losses, costs, or expenses of any kind whatsoever, known or unknown, fixed or contingent, which the parties may have, or may hereafter acquire, against each other, by reason of their alleged action or inactions in connection with any claims or defenses made, or those that are factually related and which could have been made, involving the


/s/ AD                      /s/ JS
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init. Defendant             init. Plaintiff



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subject matter of the Litigation.

IV.  CONSIDERATION

In consideration of the foregoing, defendants agree to the following:

         A. Return of the Corporate Materials not later than midnight February 1, 1999, as identified in Exhibit A hereto, and incorporated by this reference as though fully set forth. In exchange, payment of the sum of $3940 as provided below to Defendant by Plaintiff. Simultaneously, this agreement shall be signed and notarized by Defendant, and Plaintiff shall have the signed original signed and notarized, and an executed copy returned to Defendant, within 48 hours of Defendant's signing.

         B. Enabling and assisting, insofar as possible, such additional steps in furtherance of settlement of this matter, by Defendant's full cooperation and assistance, in the merger of Dippy Foods, Inc. with any other entity deemed by the Board of Directors to be appropriate, including any pending or contemplated mergers. Defendant shall not engage in any conduct detrimental to the Plaintiff's business ventures or efforts, and shall not discuss, without prior consent of the Board of Directors of Plaintiff, in writing, the business of the Plaintiff with any shareholder or officer or director.

         C. Resignation by Defendant from any and all directorships in Dippy Foods, Inc., in Dippy Foods, Inc., of Nevada, or any other corporate entity related to Dippy Foods, Inc. Defendant

         D. The parties agree that this is a confidential settlement and that the terms and conditions of the settlement are not to be disclosed except as may be ordered by a court of competent jurisdiction upon notice and an opportunity to be heard. The parties expressly agree to instruct their representatives, attorneys, agents, employees, or associates who may be informed of this agreement or its terms for purposes of evaluating the agreement, that they are bound by this confidentiality agreement. Because the parties are not able to accurately assess the damage which the breach of this confidentiality agreement may cause, the parties agree that liquidated damages, as damages and not as penalty, shall be assessed for each breach of this confidentiality clause in the sum of $25,000, and shall be assessed against the party breaching the agreement, whether directly or through an agent.

         Any assessment of liquidated damages against defendant for breach of any provision herein shall be paid, at Plaintiff's sole discretion, either first from any remaining unissued shares due Defendant under this agreement or from any cash disbursements due Defendant under this agreement, and any remaining sum owing thereafter shall be collected directly from Defendant.

         E. Defendant agrees that former right, if any, to claim title to any shares in


/s/ AD                      /s/ JS
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init. Defendant             init. Plaintiff




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Dippy Foods, Inc., a California Corporation,  is relinquished and waived as part of this agreement, Dippy Foods, Inc., a California Corporation, is directed by Defendant to effect this waiver and to remove Defendant's name as a shareholder in Dippy Foods, Inc., immediately.

         F. Dippy Foods, Inc., of Nevada shall cause to be issued, upon execution of this agreement, 400,000 shares of a class of shares in Dippy Foods, Inc. Of Nevada, of a non-voting common stock, with par value equivalent to the value of Dippy Foods, Inc. Of Nevada's common stock, to Defendant in his individual name. If such class of shares does not presently exist, the parties consent to create such a class of shares for the purpose of effecting this agreement. The issuance of shares and delivery of same to Defendant shall be performed annually on the anniversary date of this document, as follows:
         100,000 shares upon signing of this agreement, or within such reasonable time as required for issuance of said shares;
         100,000 shares on each of the next three anniversaries of the signing of this agreement, for a total of 400,000 shares.
         The first 100,000 shares so issued shall not be tradable during the first twelve months following the signing of this agreement by all parties. Thereafter, the shares issued to Defendant shall be unrestricted for trading purposes, except that Plaintiff shall have a right of first refusal for any trading of such shares so issued to Defendant. The right of first refusal shall be stated on the face of the shares so issued as follows: "Subject to Right of First Refusal by Issuing Corporation" and notice of an intended transfer shall be given in writing by Defendant to Plaintiff and shall remain in effect for the entire next business day following issuance of the notice of first right of refusal.

         G. Plaintiff shall pay to defendant, as consideration for this agreement, the sum of $96,000, as wages, less necessary amounts for Federal and State withholding and related deductions, and shall issue to Defendant the appropriate W-2 form or 1999 Form for tax years in which payments are or were made to Defendant by Plaintiff. The total net sum to be paid to Defendant shall be paid in twenty-four equal installments monthly, for two years, beginning with the first day of the month after this document is signed by all parties. The unpaid balance of the $96,000 payment shall accrue interest at the simple interest rate of 5% per annum, which interest shall be added to the final (24th) payment of installment payments. In the event any installment payment is not paid within five (5) days after its due date, it shall be deemed "late" and a five per cent late penalty will be added to the then due amount for that payment. If payment of any two consecutive monthly payments is late, the Defendant may elect to accelerate the remaining balance owing and render the remaining payments all due and payable within thirty days.

         H. Defendant agrees not to compete, or to engage in a business which directly competes with or indirectly competes with, Dippy Foods, Inc., or Dippy Foods, Inc. Of Nevada, for a period of four years from the date of this agreement. Defendant waives the provisions of the Business and Professions Code relating to covenants not to compete, and hereby acknowledges that this agreement is in exchange for the transfer of all or substantially all of his interest in Dippy Foods, Inc. Defendant further expressly acknowledges that any and all


/s/ AD                      /s/ JS
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init. Defendant             init. Plaintiff



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information  he obtained from his contact with Dippy Foods,  Inc., is and at all times was confidential trade secret information and the sole property of Dippy Foods, Inc., and must be kept confidential and not used by the Defendant in any manner except as authorized by Plaintiff in writing.

         I. Plaintiff shall pay corporate expenses incurred by Defendant through December 3, 1999. The total amount of said expenses is claimed by Defendant to be $3,940.000, and includes the telephone bill for the corporation and other unpaid corporate expenses. Defendant shall submit suitable proof of such expenses, in the form of invoices, receipts, or bills, to support this charge.

         J. Defendant shall execute all necessary documents to effect a change of corporate address from the present PO Box to such new address as may be selected by Plaintiff, and shall transfer the corporate telephone number into the corporation's name.

         The implementation of such additional steps in furtherance of this settlement shall be confidential, and shall be deemed to be communications in furtherance of settlement, and shall not be used as or admissible as evidence in any proceeding for any purpose, and shall be kept in confidence by all parties and their members, except as required by law or as ordered by a court of competent jurisdiction after ten days' written notice and an opportunity to be heard.

         K. Time is of the essence in this agreement, and this agreement shall be effective only if the delivery of corporate materials contemplated by EXHIBIT A hereto, and the execution of this agreement, occurs on or before midnight on February 1, 1999.

         4. Defendant and plaintiffs further agree as follows:

         A. Plaintiffs shall dismiss the complaint filed in the currently pending litigation, Dippy Foods, Inc., A California Corporation, v. Alexander Diamond, et al, CASE NUMBER: NC 024781 with prejudice, upon receipt of the executed settlement agreement.

         B. Liquidated damages: The parties agree that damages for breach of this agreement, and its confidentiality provisions, would be difficult to assess, and on that basis stipulate that any breach of this agreement shall result in liquidated damages in the sum of $25,000 for each breach by each party or member of a party.

         Any and all claims or controversy that may be attributed to the agreement, including breach of agreement, will be settled by arbitration according with established rules utilizing the American Arbitration Association, and then judgment may be entered into a court of law.

V. OTHER PROVISIONS

/s/ AD                      /s/ JS
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init. Defendant             init. Plaintiff




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         A. In the event that litigation becomes necessary to enforce all or any part of this agreement, or in the event of breach of any portion of this agreement, the prevailing parties shall be entitled to recover their attorneys' fees, expenses, and costs of suit actually incurred. According to its fair meaning and not strictly for or against any party.

         B. Each of the parties hereto denies, and nothing herein shall be deemed or construed to be an admission or concession of, any liability or fault in respect to any of the allegations made, or which could have been made by or against any of the parties to this dispute for any purposes. Accordingly, nothing contained in this Agreement or the obligations hereunder shall be used or be admissible in any pending or subsequent actions between or among the parties.

         C. This Agreement shall be governed by the laws of the State of California.

         D. Each of the parties hereto shall bear their own attorneys' fees, costs, and expenses, except as otherwise provided in this Agreement.

         E. Each party hereto agrees to execute such further papers or documents as shall be necessary or proper in order to fulfill the terms and conditions of the Agreement.

         F. Each of the parties to the Agreement warrants that it has carefully read and understood the terms and conditions of this Agreement, and that it has not relied upon the representations or advice of any other party, or any attorney not its own. This Agreement, and the terms and conditions thereof, were determined in arms-length negotiations by the parties to this Agreement and their counsel. It has been jointly negotiated and drafted. The language shall be construed as a whole according to its fair meaning and not strictly for or against any party.

         G. In the event any portion of this agreement is deemed to be unenforceable, the remainder of the agreement shall be read and shall remain fully in force as though the unenforceable portion did not exist, and the remaining portions shall survive and remain in full force and effect.

DATED: February 1, 1999

     /s/ Jon Stevenson                    /s/ Alexander Diamond
     ----------------------------         ------------------------------
                                          ALEXANDER DIAMOND

     PRESIDENT, Dippy Foods, Inc.,        Erin Stevenson
     a California Corporation             ------------------------------
                                          1948 Lave Ave
                                          ------------------------------
                                          Long Beach 90815
                                          ------------------------------

/s/ AD                      /s/ JS
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init. Defendant             init. Plaintiff



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EXHIBIT A TO SETTLEMENT AGREEMENT

THE FOLLOWING MATERIALS ARE TO BE PICKED UP ON OR BEFORE Midnight February 1, 1999, BY THE DESIGNATED REPRESENTATIVE OF DIPPY FOODS, INC., at 4414 EAST FIFTH STREET, LONG BEACH, CALIFORNIA.

         1. Two "Chippy" and two "Sassy" characters costumes;

         2. KD Containers/Gray and Blue, collapsible;

         3. Posters-Nachos & Cherry/Banners and show materials;

         4. Marketing materials: a box of purple flyers and boxes of book markers;

         5. Client sale history list;

         6. All business documents relating to Dippy Foods, Inc./invoices, correspondence, records, files, etc.. Approximately 3 file boxes:

         7. Disk (Provided by Plaintiff) Copy of all files related to Dippy Foods, Inc.







/s/ AD                      /s/ JS
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init. Defendant             init. Plaintiff




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